UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 4, 2015

Z Trim Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Illinois	001-32134	36-4197173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Campus Drive
Mundelein, Illinois 60060
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 549-6028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2015, Z Trim Holdings Inc. (the “Company”) announced the appointment of Anthony Saguto as the Chief Financial Officer of the Company, effective May 18, 2015.  Mr. Saguto will replace John Elo, who is retiring as Chief Financial Officer of the Company, effective May 18, 2015.

Mr. Saguto has spent over 25 years in corporate finance management at prominent food manufacturing firms such as Kronos Foods, Foulds, Rymer Foods and Beatrice.  From 2011 to 2013, he was the Chief Financial Officer of Foulds, Inc., a manufacturer of artisan pasta products.  Prior to joining the Company, he was Chief Financial Officer of Kronos Foods, a manufacturer of Mediterranean food products. From 1994 to 2011, he was Controller and Chief Financial Officer of Stampede Meat, a beef, pork and poultry producer where he was a member of the founding management team.  Stampede was sold in 2007 to Fairmont Capital for $127 million.  He received his undergraduate degree in accounting at the University of Illinois at Chicago and passed the Certified Public Accountant exam.

In connection with his appointment as Chief Financial Officer, on May 6, 2015, the Company and Mr. Saguto entered into an at will employment agreement (the “Employment Agreement”), which includes: (i)  an annual base salary of $150,000; however, if after six months of the date of the Employment Agreement, the Company is not selling its products (in the aggregate) at a rate of 20,000 pounds per month to new customers, the base salary will be adjusted to $130,000 per year until such time as the rate of products sold to new customers reaches 20,000 pounds per month for three (3) consecutive months; (ii) customary health benefits; (iii) a commission of 5% on any consummated sales of the Company’s products to customers directly introduced to the Company by Mr. Saguto after the sale of an aggregate of 500,000 pounds of the Company’s products to such customers; (iv) 23 paid health/vacation days; (v) a stock option award granted under the Company’s Incentive Compensation Plan to purchase 3,300,000 shares of the Company’s common stock, par value $0.00005 per share, at an exercise price of $0.30 per share, which options vest in 15 equal installments each quarter commencing August 1, 2015; (vi) payment of earned but unpaid salary, vacation and commissions if terminated for “cause” (as defined in the Employment Agreement);  and (vii) payment of 9 months’ severance based on Mr. Saguto’s base salary if such employment is terminated without “cause” (as defined in the Employment Agreement).  The Employment Agreement also contains confidentiality and non-compete provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between Mr. Saguto and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer other than.  Additionally, other than as described above, there are no transactions involving Mr. Saguto that would require disclosure under Item 404(a) of Regulation S-K.

In addition, Brian Israel notified the Company that he would resign from the Company’s Board of Directors (the “Board”), effective May 4, 2015. At the time of his resignation, Mr. Israel served as Chairman of the Compensation and Nominating Committees of the Board.  Mr. Israel’s resignation as director was not due to any disagreement with the Company regarding its operations, policies or practices.

The full text of the Company’s press release announcing Mr. Saguto’s appointment as Chief Financial Officer and the retirement of Messrs. Elo and Israel is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated May 6, 2015, by and between Z Trim Holdings, Inc. and Anthony Saguto

99.1	Press release of Z Trim Holdings, Inc., dated May 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2015	Z Trim Holdings, Inc.

By: /s/ Edward B. Smith, III
Edward B. Smith, III
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated May 6, 2015, by and between Z Trim Holdings, Inc. and Anthony Saguto

99.1	Press release of Z Trim Holdings, Inc., dated May 6, 2015